Exhibit 3

JOINT FIDELITY BOND STATEMENT PURSUANT TO RULE 17g-1(g)(1)(c)

Had SkyBridge G II Fund, LLC maintained a single insured bond instead of the joint bond filed with the Commission as of the date hereof, such single insured bond would have been required to be the amount of at least $50,000.